Exhibit 10.18

PLURALSIGHT, INC.

August 2, 2018

Bonita Stewart

Dear Bonita,

On behalf of Pluralsight, Inc., a Delaware corporation (the “Company”), I am pleased to invite you to join the Company’s Board of Directors (the “Board”), subject to your election to the Board (the date of such election being the “Effective Date”), which we anticipate will be October 30, 2018. You will serve as a director from the Effective Date until the date upon which you are not re-elected or your earlier removal or resignation.
In consideration for your service on the Board and subject to approval by the Board, you will be eligible to receive the following compensation:

•	10,000 Restricted Stock Units (“RSUs”) covering your period of service through May 2019. This grant may be pro-rated based on the actual Effective Date of your start with the Board.

•	Annual RSU award with a grant date fair value of USD $186,000.00 effective the day of the 2019 annual meeting, expected in May 2019.

•	USD $30,000.00 annually and beginning the day of the 2019 Annual Shareholder Meeting, expected in May 2019.

•	Additional annual cash payments depending on Committee service, beginning the day of the 2019 Annual Shareholder Meeting, expected in May 2019.
The Company will reimburse you for all reasonable travel expenses that you incur in connection with your attendance at meetings of the Board, in accordance with the Company’s expense reimbursement policy as in effect from time to time. In addition, you will receive indemnification as a director of the Company to the maximum extent extended to directors of the Company generally, as set forth in the Company’s certificate of incorporation, bylaws, an indemnification agreement between the Company and you (which will be provided to you upon the Effective Date) and any director and officer insurance the Company may have and maintain from time to time.
In accepting this offer, you are representing to us that (i) you do not know of any conflict which would restrict your service on the Board and (ii) you will not provide the Company with any documents, records, or other confidential information belonging to other parties.
This letter sets forth the entire compensation you will receive for your service on the Board. Nothing in this letter should be construed as an offer of employment. If the foregoing terms are agreeable, please indicate your acceptance by signing the letter in the space provided below.
Kind Regards,

/s/ Aaron Skonnard

Aaron Skonnard
Chief Executive Officer

Accepted and agreed:

/s/ Bonita C. Stewart